As filed with the Securities and Exchange Commission on December 21, 2009

Registration No. 333-114284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMITOOL, INC.

(Exact Name of Registrant as Specified in its Charter)

Montana	81-0384392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 West Reserve Drive

Kalispell, MT 59901

(406) 757-2107

(Address, including Zip Code, Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

2004 STOCK OPTION PLAN

(Full Title of the Plan)

Richard Hegger

Vice President, General Counsel and Secretary

Semitool, Inc.

655 West Reserve Drive

Kalispell, MT 59901

(406) 757-2107

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Marcus J. Williams, Esq.

Davis Wright Tremaine

1201 Third Avenue, Ste 2200

Seattle, WA 98103

(206) 622-3150

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Semitool, Inc., a Montana corporation (“Semitool”), removes from registration all shares of Semitool’s common stock, no par value ( “Common Stock”), registered under the Registration Statement on Form S-8 (File No. 333-114284) initially filed by Semitool on April 7, 2004 (the “Registration Statement”) with the Securities and Exchange Commission pertaining to the registration of 3,300,000 shares of Common Stock relating to Semitool’s 2004 Stock Option Plan.

On November 16, 2009, Semitool entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Applied Materials, Inc., a Delaware corporation (“Applied”), and Jupiter Acquisition Sub, Inc., a Montana corporation and wholly owned subsidiary of Applied (“Acquisition Sub”), providing for, among other things, the merger of the Company with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and a wholly owned subsidiary of Applied (the “Merger”). On November 19, 2009, pursuant to the terms of the Merger Agreement, Acquisition Sub commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of Common Stock at a price of $11.00 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”). The Offer commenced on November 19, 2009 and expired on December 17, 2009.

On December 21, 2009, the Merger became effective as a result of the filing of Articles of Merger with the Secretary of State of the State of Montana. At the effective time of the Merger, all remaining publicly held shares of Common Stock (other than shares held by Applied, Semitool or their respective subsidiaries, or held by shareholders of Semitool who properly assert their dissenters’ rights under Montana law) were automatically converted into the right to receive an amount per share equal to the Offer Price.

As a result of the Merger, Semitool has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Effective upon the filing hereof, Semitool hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Kalispell, State of Montana, on December 21, 2009.

SEMITOOL, INC.

By:	/S/ LARRY A. VIANO
Name:	Larry A. Viano
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on December 21, 2009 in the capacities indicated.

SIGNATURE	TITLE

/S/ RAYMON F. THOMPSON	Chairman and Chief Executive Officer (Principal Executive Officer)
Raymon F. Thompson

/S/ LARRY A. VIANO	Chief Financial Officer (Principal Financial Officer)
Larry A. Viano

Director
Howard E. Bateman

/S/ DONALD P. BAUMANN	Director
Donald P. Baumann

/S/ TIMOTHY C. DODKIN	Director
Timothy C. Dodkin

/S/ DANIEL J. EIGEMAN	Director
Daniel J. Eigeman

/S/ CHARLES P. GRENIER	Director
Charles P. Grenier

/S/ STEVEN C. STAHLBERG	Director
Steven C. Stahlberg

Director
Steven R. Thompson

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